UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO
  FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT
                                  OF 1934.

                                        Commission File Number 33-49370


 ASSET SECURITIZATION CORPORATION COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 1996-D2
            (Exact name of registrant as specified in its charter)

     Two World Financial Center, Building B, New York, New York  10281;
                                212/667-9300
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Series 1996-D2, Classes A-1, A-CS1, A-CS2, A-2, and A-3 (Title of each class of securities covered by this Form)

                                    None
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)                Rule 12h-3(b)(1)(i)
     Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
     Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
     Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                        Rule 15d-6                X

  Approximate number of holders of record as of the certification or
notice date:     79

  Pursuant to the requirements of the Securities Exchange Act of 1934
Asset Securitization Corporation Commercial Mortgage Pass-Through Certificates Series 1996-D2 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 29, 1997             By:  /s/ C.S. Dillion
                                        Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069(8-93)